UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

KCG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware		38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The descriptions of the Credit Agreement, Senior Secured Notes Indenture, Senior Secured Notes Registration Rights Agreement, Intercreditor Agreement, Convertible Notes Indenture, CISCO Guaranty and CISCO Master Lease (each as defined in Item 2.03) in Item 2.03 are incorporated by reference into this Item 1.01. The description of the Common Stock Registration Rights Agreement (as defined in Item 8.01) in Item 8.01 is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 1, 2013 (the “Effective Date”), Knight Capital Group, Inc. (“Knight”) merged with and into Knight Acquisition Corp, a wholly owned subsidiary of KCG Holdings, Inc. (“KCG”), with Knight surviving the merger (the “Knight Merger”), GETCO Holding Company, LLC (“GETCO”) merged with and into GETCO Acquisition, LLC, a wholly owned subsidiary of KCG, with GETCO surviving the merger (the “GETCO Merger”) and GA-GTCO, LLC (“GA-GTCO”), a unitholder of GETCO, merged with and into GA-GTCO Acquisition, LLC, a wholly owned subsidiary of KCG, with GA-GTCO Acquisition, LLC surviving the merger (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”), in each case, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2012 and amended and restated as of April 15, 2013 (the “Merger Agreement”). Following the Mergers, each of Knight and GETCO became wholly owned subsidiaries of KCG.

Pursuant to the Merger Agreement, upon completion of the Knight Merger, subject to proration and certain specified exceptions, each outstanding share of Knight Class A common stock, par value $0.01 per share (“Knight Common Stock”) was converted into the right to elect to receive either $3.75 per share in cash or one third of a share of KCG Class A Common Stock, par value $0.01 per share (“KCG Class A Common Stock”). Pursuant to the proration procedures provided in the Merger Agreement and taking into account the waiver by Jefferies LLC, Knight’s largest shareholder before the Knight Merger, of its right to receive cash consideration with respect to certain of its shares, former Knight shareholders eligible for election will receive (in the aggregate) a cash payment of approximately $720 million (subject to final proration and excluding any cash paid in lieu of fractional shares).

Upon completion of the GETCO Merger, GETCO Class A, Class B and Class P units received shares of KCG Class A Common Stock and warrants (“KCG Warrants”) to acquire shares of KCG Class A Common Stock, in each case, based on the ratios set forth below:

GETCO Unitholder	Number of shares of KCG Class A Common Stock to be issued per unit, upon completion of the Mergers	Number of warrants to be issued per unit, upon completion of the Mergers
GA-GTCO and/or its affiliates	8.260763827 shares of KCG Class A Common Stock per GETCO unit	2.832794484 warrants per GETCO unit
Daniel V. Tierney and affiliates	5.458793673 shares of KCG Class A Common Stock per GETCO unit	1.871938351 warrants per GETCO unit
Stephen Schuler and affiliates	5.458793673 shares of KCG Class A Common Stock per GETCO unit	1.871938351 warrants per GETCO unit
All other holders of Class A units and Class B units	5.914567307 shares of KCG Class A Common Stock per GETCO Class A or Class B unit	2.028232981 warrants per GETCO Class A or Class B unit

Upon completion of the GA-GTCO Merger, GA-GTCO Interholdco, LLC (the parent of GA-GTCO) received shares of KCG Class A Common Stock and KCG Warrants, in accordance with the ratios set forth above. Additionally, pursuant to an equity commitment letter, GA-GTCO provided GETCO with $55 million of equity financing prior to the Mergers and was issued Class B units in return, which in the Mergers were exchanged for 4,888,889 shares of KCG Class A Common Stock.

The description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 to this Current Report on Form 8-K. A copy of the press release announcing the completion of the Mergers is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.01.

The issuance of KCG Class A Common Stock in the Knight Merger and of KCG Class A Common Stock and KCG Warrants in the GETCO Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to KCG’s Registration Statement on Form S-4 (Registration No. 333-186624) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) and declared effective on May 24, 2013. The joint proxy statement/prospectus of Knight and GETCO (the “Joint Proxy Statement/Prospectus”) included in the Registration Statement contains additional information about the Mergers and is incorporated by reference herein. A copy of the Registration Statement containing the Joint Proxy Statement/Prospectus is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.01.

The KCG Class A Common Stock is deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to subsection (a) of Rule 12g-3 under the Exchange Act. The KCG Class A Common Stock has been approved for listing on the New York Stock Exchange under the ticker symbol “KCG” and is expected to begin regular-way trading on the New York Stock Exchange in the near future. The Knight Common Stock will be delisted from the New York Stock Exchange. The description of the KCG Class A Common Stock set forth under Item 8.01 to this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the Mergers, KCG and certain of its subsidiaries entered into the following transactions to finance the cash portion of the consideration for the Mergers, to repay and refinance certain existing indebtedness, to pay related fees and expenses and, to the extent any amounts are left over after such uses, for general corporate purposes.

Credit Agreement

On July 1, 2013, KCG, as borrower, entered into a first lien senior secured credit agreement (the “Credit Agreement”) with the lenders party thereto (the “First Lien Lenders”), Jefferies Finance LLC, as documentation agent, administrative agent, collateral agent and syndication agent, and Jefferies Finance LLC and Goldman Sachs Bank USA, as arrangers and book managers. The term loan commitment of the First Lien Lenders under the Credit Agreement is in the aggregate amount of $535,000,000 (the “First Lien Credit Facility”), all of which was drawn on such date. The First Lien Credit Facility also provides for an uncommitted incremental first lien senior secured revolving credit facility of up to $50,000,000, including letter of credit and swingline sub-facilities, on certain terms and conditions contained in the Credit Agreement.

The First Lien Credit Facility bears interest, at KCG’s option, at a rate based on the prime rate (such loans referred to as “First Lien Prime Rate Loans”) or based on LIBOR (such loans referred to as “First Lien Eurodollar Loans”). First Lien Prime Rate Loans bear interest at a rate per annum equal to the greatest of prime rate, 2.25%, the federal funds rate plus 0.50%, and an adjusted one-month LIBOR rate plus 1.00%, in each case plus an applicable margin of 3.50%. First Lien Eurodollar Loans bear interest at a rate per annum equal to the adjusted LIBOR rate (subject to a 1.25% LIBOR floor) corresponding to the interest period plus an applicable margin of 4.50% per annum.

Maturity and Prepayment

The First Lien Credit Facility matures on December 5, 2017. The First Lien Credit Facility requires an amortization payment of $235,000,000 on July 1, 2014, followed by quarterly amortization payments of $7,500,000 on each September 30, December 31, March 31 and June 30, with the balance due on maturity.

Subject to certain exceptions, the First Lien Credit Facility is subject to mandatory prepayments in amounts equal to (i) 100% of the net cash proceeds of any incurrence of indebtedness by KCG or any of its restricted subsidiaries after July 1, 2013 (other than indebtedness permitted under the Credit Agreement), (ii) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by KCG or its restricted subsidiaries (including as a result of casualty or condemnation and any issuance or sale of equity by any of KCG’s restricted subsidiaries) (with customary exceptions, thresholds, and reinvestment rights of up to 12 months) and (iii) 50% of “excess cash flow” for each fiscal year beginning with the fiscal year ending December 31, 2014, subject to total leverage ratio-based step-downs.

Optional prepayments of borrowings under the First Lien Credit Facility are permitted at any time, without premium or penalty, subject, however, to a 1% prepayment premium for optional prepayments of the First Lien Credit Facility made prior to July 1, 2014 with a new or replacement term loan facility with an “effective” interest rate less than that applicable to the First Lien Credit Facility.

Guarantees; Security

The First Lien Credit Facility is fully and unconditionally guaranteed on a joint and several basis by all of KCG’s existing and future direct and indirect 100% owned domestic subsidiaries, other than regulated broker-dealers and other regulated subsidiaries that, in each case, are not permitted to provide such guarantees under applicable law, certain immaterial subsidiaries and certain subsidiaries that would be investment companies as a result of being guarantors (the “Guarantors”). The First Lien Credit Facility is secured by first-priority pledges of all of the equity interests in each of KCG’s and the Guarantors’ existing and future domestic subsidiaries (but limited to 66% of the voting equity interests of controlled foreign company subsidiaries and other than equity interests in regulated subsidiaries to the extent that such pledge would have a material adverse regulatory effect or is not permitted by applicable law) and first-priority security interests in, and mortgages on, substantially all other tangible and intangible assets of KCG and the Guarantors, in each case subject to customary exclusions.

Covenants

The First Lien Credit Facility contains customary affirmative and negative covenants for facilities of its type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, prepayments of other indebtedness, modifications of organizational documents and other material agreements, restrictions on subsidiaries, capital expenditures, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets,” including in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities, licensed mortgage subsidiaries or any other subsidiary substantially all of whose business and operations are substantially similar to some or all of the business and operations of the foregoing entities that are in existence as of July 1, 2013, including margin lending, stock lending and repurchase agreements and reverse repurchase agreements.

The First Lien Credit Facility contains financial maintenance covenants establishing a maximum consolidated first lien leverage ratio, a minimum consolidated interest coverage ratio and a minimum consolidated tangible net worth.

Events of Default

The First Lien Credit Facility contains events of default customary for facilities of its type, including: nonpayment of principal, interest, fees and other amounts when due, inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; ERISA events; collateral matters; certain regulatory matters; and a “change of control”; subject, where appropriate, to threshold, notice and grace period provisions.

Senior Secured Notes Indenture

On July 1, 2013, KCG entered into a first supplemental indenture (the “First Supplemental Indenture”) with The Bank of New York Mellon, as trustee (the “Indenture Trustee”) whereby KCG assumed all of the obligations of GETCO Financing Escrow LLC, a wholly owned subsidiary of GETCO (“Finance LLC”) under (1) that certain indenture (the “Original Indenture,” as amended by the First Supplemental Indenture and the Second Supplemental Indenture (as defined below), the “Senior Secured Notes Indenture”), dated June 5, 2013, between Finance LLC and the Indenture Trustee and (2) the 8.250% senior secured notes due 2018 in the aggregate principal amount of $305,000,000 (the “Senior Secured Notes”) issued pursuant to the Original Indenture. Previously, on June 5, 2013, the net proceeds from the sale of the Senior Secured Notes, certain additional amounts to fund the mandatory redemption rights of the holders thereunder and certain escrow agent fees and expenses were funded into an escrow account (such amounts collectively, the “Escrowed Amount”). Upon KCG’s execution of the First Supplemental Indenture and the Second Supplemental Indenture, the assumption by KCG of the Senior Secured Notes and the fulfillment of certain additional conditions to the release of the Escrowed Amount, the Escrowed Amount less certain escrow agent fees and expenses were released to KCG, in the amount of approximately $308,048,916.67.

Maturity and Prepayment

The Senior Secured Notes mature on June 15, 2018 and bear interest at a rate of 8.250% per year, payable on June 15 and December 15 of each year, beginning on December 15, 2013. On or after June 15, 2015, KCG may redeem all or a part of the Senior Secured Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest under the Senior Secured Notes Registration Rights Agreement, if any, on the Senior Secured Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below, subject to the rights of holders of the Senior Secured Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2015	104.125%

2016	102.063%

2017 and thereafter	100.000%

KCG may also redeem the Senior Secured Notes, in whole or in part, at any time prior to June 15, 2015 at a price equal to 100% of the aggregate principal amount of the Senior Secured Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest and additional interest arising under the Senior Secured Notes Registration Rights Agreement, if any. In addition, at any time on or prior to June 15, 2015, KCG may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds of certain equity offerings, at a price equal to 108.25% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest and additional interest arising under the Senior Secured Notes Registration Rights Agreement, if any.

Guarantees; Security

On July 1, 2013, KCG and the Guarantors under the First Lien Credit Facility entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with the Indenture Trustee, whereby the Senior Secured Notes and the obligations under the Senior Secured Notes Indenture will be fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Senior Secured Notes and the obligations under the Senior Secured Notes Indenture are secured by second-priority pledges and second-priority security interests in, and mortgages on, the collateral securing the First Lien Credit Facility, subject to certain exceptions; provided, however, that pursuant to the terms of the Intercreditor Agreement (as defined below), such lien will be contractually subordinated to all of KCG’s and the Guarantors’ obligations under the First Lien Credit Facility to the extent of the value of the collateral securing such obligations. The Senior Secured Notes will be effectively subordinated to any existing and future indebtedness that is secured by assets that do not constitute collateral under the Senior Secured Notes, to the extent of the value of such assets.

Covenants

The Senior Secured Notes Indenture contains customary affirmative and negative covenants for notes of this type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, prepayments of other indebtedness, restrictions on subsidiaries, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets,” including in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities, licensed mortgage subsidiaries or any other subsidiary substantially all of whose business and operations are substantially similar to some or all of the business and operations of the foregoing entities that are in existence as of the date of the Senior Secured Notes Indenture, including margin lending, stock lending and repurchase agreements and reverse repurchase agreements.

Events of Default

The Senior Secured Notes Indenture contains events of default customary for notes of this type, including: nonpayment of principal, interest, fees and other amounts when due; violation of covenants; cross-payment default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; collateral matters; and the failure to make a repurchase offer in the event of a change of control or certain asset sales; subject, where appropriate, to threshold, notice and grace period provisions.

Senior Secured Notes Registration Rights Agreement

On July 1, 2013, KCG and the Guarantors entered into a joinder (the “Senior Secured Notes Registration Rights Joinder”) to that certain registration rights agreement (the “Original Senior Secured Notes Registration Rights Agreement”), dated June 5, 2013, between Finance LLC and Jefferies LLC as representative of the initial purchasers of the Senior Secured Notes (the Original Senior Secured Notes Registration Rights Agreement as amended by the Senior Secured Notes Registration Rights Joinder, the “Senior Secured Notes Registration Rights Agreement”).

Pursuant to the Senior Secured Notes Registration Rights Joinder, KCG accedes to the terms of the Original Senior Secured Notes Registration Agreement and assumes all of Finance LLC’s obligations thereunder and the Guarantors, on a joint and several basis, accede to the terms of the Original Senior Secured Notes Registration Rights Agreement and assume all the obligations of “Guarantors” as set forth therein.

Pursuant to the Senior Secured Notes Registration Rights Agreement, KCG shall (and shall cause each Guarantor to) use commercially reasonable efforts to (i) file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the Senior Secured Notes, (ii) issue exchange securities within 365 days after June 5, 2013, and, (iii) in certain circumstances, file a shelf registration statement with respect to resales of the Senior Secured Notes. If KCG and the Guarantors fail to comply with certain obligations under the Senior Secured Notes Registration Rights Agreement, additional interest of up to 1.00% per annum will accrue on the Senior Secured Notes.

Intercreditor Agreement

On July 1, 2013, in connection with KCG’s entry into the First Lien Credit Facility and its assumption of the Original Indenture, KCG, the Guarantors, Jefferies Finance LLC, as first lien collateral agent, and the Indenture Trustee, as second lien collateral agent, entered into an Intercreditor Agreement (the “Intercreditor Agreement”). The Intercreditor Agreement establishes various inter-lender terms, including without limitation priority of liens, permitted actions by each party, exercise of remedies in the case of a default, application of proceeds, releases of collateral, incurrence of additional secured indebtedness, and certain restrictions with respect to providing or endorsing a financing in the event of any insolvency.

CISCO Facility

Global Colocation Services LLC (“GCS”), a subsidiary of GETCO, and as a result of the Mergers, KCG, is a party to a Master Agreement to Lease Equipment (as amended, the “Cisco Master Lease”), dated as of October 30, 2009, between GCS and Cisco Systems Capital Corporation (“Cisco”). Pursuant to the Cisco Master Lease, Cisco leases to GCS certain equipment more particularly described therein and in certain lease schedules attached thereto. GCS is required to pay rent to Cisco according to certain schedules and GCS shall return the equipment to Cisco upon expiration of the lease term. Pursuant to a Guaranty (the “Cisco Guaranty”), dated as of October 30, 2009, in favor of Cisco, GETCO fully and unconditionally guarantees GCS’s obligations under the Cisco Master Lease as a primary obligor. As of March 31, 2013, the future minimum payments under the Cisco Master Lease are approximately $26.3 million.

The representations, warranties and covenants of each party as set forth in each agreement described in this Item 2.03 were made only for purposes of such agreement and as of specific dates, are solely for the benefit of the parties to such agreement, may be subject to limitations, qualifications and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), and may have been made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in public disclosures by KCG.

The descriptions above are qualified in their entirety by the Credit Agreement, the Senior Secured Notes Indenture, the Senior Secured Notes Registration Rights Agreement, the Intercreditor Agreement, the Cisco Master Lease and the Cisco Guaranty, which are filed as exhibits to this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the closing of the GA-GTCO Merger, KCG issued to GA-GTCO Interholdco, LLC, the parent of GA-GTCO, an aggregate of approximately 28.5 million shares of KCG Class A Common Stock and 8.1 million KCG Warrants as part of the merger consideration. The shares and warrants were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. No cash proceeds were received from the issuance of these shares of common stock and warrants.

Item 5.01	Changes in Control of Registrant.

Prior to completion of the Mergers, KCG was a wholly-owned subsidiary of Knight. Upon consummation of the Mergers a change in control of KCG occurred. The information set forth in Item 2.01 is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Each of Leonard Amoruso and Andrew Greenstein, each of whom has been a member of the Board since KCG’s incorporation, tendered his letter of resignation from the Board on July 1, 2013, effective upon the election of nine new members to the Board, as described in paragraph (d) below.

(c) On the Effective Date, as described in the Joint Proxy Statement/Prospectus, the Board appointed the following officers to the positions indicated next to their name:

•	Daniel Coleman – Chief Executive Officer (principal executive officer)

•	Steve Bisgay – Chief Financial Officer (principal financial and accounting officer):

•	Darren Mast – Chief Operating Officer (principal operating officer)

In addition, the Board also appointed the following persons as executive officers of KCG to serve in the positions indicated next to their name:

•	John DiBacco – Global Head of Equities Trading

•	Thomas Joyce – Executive Chairman

•	John McCarthy – General Counsel and Secretary

•	Nick Ogurtsov – Chief Risk Officer

•	Jonathan Ross – Chief Technology Officer

•	George Sohos – Global Head of Client Market Making

Biographical information for each of KCG’s executive officers is below.

Steven Bisgay (46), Chief Financial Officer of KCG, has more than 20 years of experience in the securities and financial services industries. Mr. Bisgay was the Chief Operating Officer of Knight since September 2012 and was named Executive Vice President in May 2012. He also was the Chief Financial Officer of Knight since August 2007. Prior to these appointments, Mr. Bisgay was the Managing Director, Business Development for Knight since November 2005. Previously, Mr. Bisgay was the Group Controller for Knight since June 2003 and the Director of Internal Audit for Knight since June 2001. Mr. Bisgay is a certified public accountant and was employed in the Financial Services Industry Practice at the accounting firm of PricewaterhouseCoopers LLP from 1989 to 2001, most recently as a Senior Manager. Mr. Bisgay served on the Board of Managers of Direct Edge Holdings LLC from July 2007 to December 2008. He currently is on the Board of the Financial Management Society of SIFMA. Mr. Bisgay received a B.S. in Accounting from Binghamton University in 1989 and an M.B.A. from Columbia University in 2000.

Daniel Coleman (48), Director and Chief Executive Officer of KCG, served as the Chief Executive Officer of GETCO Holding Company, LLC (GETCO) since February 2012 and also served as a director on GETCO’s board of directors. Mr. Coleman has more than 25 years of experience in the trading and financial services industry. Prior to becoming Chief Executive Officer of GETCO, Mr. Coleman was the Global Head of Equities and Global Head of Client Services at GETCO for two years. Mr. Coleman spent 24 years with UBS and its predecessor firms, where he served as Global Head of Equities and was a member of the Investment Bank’s Executive Committee and the Group Managing Board, before joining GETCO. Mr. Coleman also served on the boards of NASDAQ, the Options Clearing Corporation and the Boston Options Exchange. He holds a B.A. from Yale University and an M.B.A. from the University of Chicago.

John DiBacco (37), Global Head of Equities Trading of KCG, has a wide range of experience in leadership and the financial markets. Mr. DiBacco previously oversaw trading, operations and development of GETCO’s U.S. equities business and led the options, global arbitrage and equity mid-frequency trading teams. Prior to joining GETCO, Mr. DiBacco spent 14 years at UBS, where he had a series of responsibilities including U.S ETF Trading, U.S. Program Trading, U.S. Derivatives Trading, Global Electronic Volatility Trading, and the Prime Brokerage Swaps and Securities Lending business, and where he was a Managing Director and Head of Trading for Global Synthetic Equity. Mr. DiBacco holds a B.S. in mechanical engineering from the Massachusetts Institute of Technology.

Thomas M. Joyce (58), Executive Chairman of the Board, has more than 30 years of experience in the securities industry. Mr. Joyce served as Chairman of the Board of Knight since December 2004 and as a director of Knight since October 2002. He was Chief Executive Officer of Knight since May 2002. From December 2001 to May 2002, Mr. Joyce was the Global Head of Trading at Sanford C. Bernstein & Co. Prior to that, Mr. Joyce held a variety of leadership roles in the Global Institutional Equity business during his 15 years at Merrill Lynch & Co., where his last position was Head of Global Equity eCommerce from 1999 through 2001. Mr. Joyce is currently a member of the Board of Directors of the Securities Industry and Financial Markets Association (“SIFMA”) and is a former member of the Board of Directors of NASDAQ. In addition, he currently serves on the Board of Directors of Special Olympics Connecticut, Inc., The Alfred E. Smith Memorial Foundation Inc. and the Ronald McDonald House® New York. Mr. Joyce received his A.B. in Economics from Harvard College in 1977.

Darren Mast (46), Chief Operating Officer and Interim Head of Fixed Income, Currencies & Commodities of KCG, previously served in a variety of leadership roles at GETCO, including Chief of Staff and Chief Financial Officer. Mr. Mast began his career as an auditor with Deloitte & Touche in 1988 and then joined RR Donnelly and Sons, where he spent 15 years in accounting, finance and strategy roles. Mr. Mast is a certified public accountant. He holds a B.S. in accountancy from Northern Illinois University and an M.B.A. from the University of Chicago.

John McCarthy (49), General Counsel of KCG, has been general counsel of GETCO since he joined in 2006. Mr. McCarthy joined the SEC in 1992. While there he served as associate director where he led the Office of Compliance Inspections and Examinations in Market Oversight unit, which was responsible for regulatory oversight of trading on stock and options exchanges. Prior to his position with the SEC, Mr. McCarthy clerked for the

United States Attorneys’ office and the Court of Special Appeals of Maryland. Mr. McCarthy holds a B.S. in engineering and an A.B. in Economics from the University of Michigan, an M.Sc. in finance from the London School of Economics and a J.D. with honors from the University of Maryland. He is a member of the bar in Maryland and the District of Columbia.

Nick Ogurtsov (35), Chief Risk Officer of KCG, has more than 16 years of experience in leadership and financial markets and was the Chief Risk Officer of GETCO. Prior to joining GETCO in 2012, Mr. Ogurtsov was Chairman of the Asia-Pacific Cash Equities Operating Committee, Member of the Cash Equities Managing Board and Managing Director and Global Head of the EMM Group, the high-frequency electronic trading group, at UBS. Mr. Ogurtsov built and managed the EMM Group’s global team in New York, London and Tokyo, and also helped rebuild UBS’s trading technology in the Asia-Pacific region. Mr. Ogurtsov holds a B.S. in physics and computer science from Beloit College and a master’s degree in computer science from the University of Arizona.

Jonathan Ross (44), Chief Technology Officer of KCG, has more than 13 years of experience in financial technology and leadership. Mr. Ross was most recently the Chief Technology Officer at GETCO and joined GETCO in 2007. Prior to becoming Chief Technology Officer, he was head of GES in Europe, where he led the creation of GES’s European operations in 2010. Mr. Ross is a member of the European Securities and Markets Authority’s Secondary Markets Standing Committee Consultative Group. Prior to joining GETCO, Mr. Ross served as Chief Technology Officer of Inet ATS, Inc., which was acquired by the NASDAQ Stock Market in 2005, and where he was later appointed Chief Technology Officer. Mr. Ross’s previous software and technology experience includes the development of Island ECN MarketXT’s ECN offering, writing video games for Microsoft’s operations systems division, Maxis, Inc. and developing inertial guidance sensors for military applications at Systron Donner.

George Sohos (46), Global Head of Client Market Making of KCG, oversees KCG’s global client market making activities. Mr. Sohos was the Head of Market Making for Knight since March 2011. Prior to his appointment, Mr. Sohos was a member of the senior management team for Knight’s electronic trading group since 2005, where his primary responsibilities involved work related to Knight’s U.S. and European client trading strategies. Mr. Sohos has worked at Knight since 2000. Prior to joining Knight, Mr. Sohos worked as a software engineer at IBM Corporation and as a senior scientist at Enviro Engineering. Mr. Sohos received a B.S. in Mathematics from Panepistimion Patron in Greece in 1988 and a Ph.D. in Applied Mathematics from the University of Arizona in 1994.

(d) On June 28, 2013, pursuant to the terms of the Merger Agreement, the Board expanded the number of directors to nine. On June 28, 2013, Knight, as the sole stockholder of KCG at that time, elected nine members to the Board, effective on the Effective Date. The nine Board members listed below are expected to serve until the first Annual Stockholders Meeting, expected to occur in May 2014:

Designation Under the Merger Agreement

Name	Continuing GETCO Director	Continuing Knight Director	Committee(s)
Daniel Coleman	X

Thomas M. Joyce		X

Rene M. Kern	X		Compensation Committee Nominating and Corporate Governance Committee

James T. Milde		X	Compensation Committee (Chairman) Finance and Audit Committee Risk Committee

John C. (Hans) Morris	X		Compensation Committee Nominating and Corporate Governance Committee (Chairman)

Daniel F. Schmitt		X	Finance and Audit Committee (Chairman)

Stephen G. Schuler	X		Risk Committee

Laurie M. Shahon		X	Finance and Audit Committee Nominating and Corporate Governance Committee

Daniel V. Tierney	X		Risk Committee (Chairman)

Biographical information for each of KCG’s directors (other than Messrs. Coleman and Joyce) is below.

Rene M. Kern (49), Director of KCG, served as a Director of GETCO since 2007. Mr. Kern is a Managing Director at General Atlantic, which he joined in 1996. He is responsible for the firm’s capital partnering efforts and chairs General Atlantic’s Capital Committee. Mr. Kern is also a member of the firm’s Executive, Investment and Portfolio Committees. Until recently, Mr. Kern chaired General Atlantic’s Portfolio Committee, responsible for monitoring portfolio company performance. He is currently a Director of Amedes Group in Germany. Mr. Kern joined General Atlantic after six years with Morgan Stanley in New York and London, where he was a Vice President in the Investment Banking Division. Prior to Morgan Stanley, Mr. Kern was a management consultant with Bain & Company in Boston, MA. Mr. Kern is a graduate of the University of Pennsylvania, where he obtained an M.B.A. from the Wharton School and an M.A. from the School of Arts and Sciences. He is a fellow of the Lauder Institute International M.B.A. program and currently serves on Lauder’s Advisory Council. He received his Bachelor’s of Science degree from the University of California, Berkeley. He is a member of U.C. Berkeley’s Metro New York Committee. Mr. Kern is also a member of the Board of Trustees of Greenwich Academy.

James T. Milde (52), Director of KCG, served on the Knight Board since May 2005. Mr. Milde has over 30 years of broad corporate experience. He is currently President of Summit Advisors, a management consulting firm, and also serves as President–Financial Services and Insurance for Keane Consulting, a subsidiary of NTT Data, Inc. From February 2006 to September 2007, he was the Senior Vice President and Chief Information Officer of United Rentals, Inc. Mr. Milde previously served as the Senior General Manager, Chief Information Officer for Sony Electronics, Inc., from January 2002 to January 2006, where he was responsible for all facets of information technology, supply chain and software-related ventures across the United States. Prior thereto, Mr. Milde served as the Senior Vice President, Chief Information Officer for The Pepsi Bottling Group from 1999 to February 2002. He received a B.A. in Economics and Finance from St. Lawrence University in 1982 and an M.B.A. from Clarkson University in 1984.

John C. (Hans) Morris (54), Director of KCG, served as a Director of GETCO since 2012. Mr. Morris is an Advisory Director at General Atlantic, where he focuses on the firm’s efforts in the Financial Services sector. Mr. Morris serves on the board of directors at Oak Hill Advisors. He previously served as president of Visa Inc. from 2007-2009, joining Visa as it undertook a reorganization which merged several separate businesses into a new company. Mr. Morris previously spent 27 years at Citigroup and its predecessor companies in several operating and management roles. In his final position, he was CFO and head of finance, technology and operations for Citi Markets and Banking, the global institutional and capital markets businesses of Citigroup. From 2000 until 2002, he was vice chairman, chief operating officer, and head of client management of the Investment Banking Division at Salomon Smith Barney, and for more than 10 years he was the head of the financial institutions group within the investment bank. Mr. Morris graduated from Dartmouth College, and serves as Chairman of the Board of Trustees of the Massachusetts Museum of Contemporary Art, Chairman of the Board of Overseers of the Hopkins Center at Dartmouth College, and a Trustee of Jacobs Pillow.

Daniel F. Schmitt (61), Director of KCG, served on the Knight Capital Group, Inc. Board since May 2012. Mr. Schmitt has more than 38 years of audit experience and spent over 29 years as a partner with KPMG LLP primarily in the financial services industry, before retiring in September 2011. During his tenure at KPMG LLP, Mr. Schmitt served as the Area Professional Practice Partner for KPMG’s Northeast Area and served on the firm’s National Professional Practice Committee and the Area Leadership Team. He most recently served as the Global Lead Audit Partner for Bank of NY Mellon. Mr. Schmitt previously was the partner in charge of Risk Management/Professional Practice for KPMG’s Western Area and served in KPMG’s New York, San Francisco and Providence/Boston Office practices during his career. He was also an SEC Reviewing Partner, and has served as a college relations partner and a KPMG national training instructor. Mr. Schmitt is a member of the American Institute of Certified Public Accountants. He received a B.S. in Accounting from Bryant University (formerly Bryant College) in 1973 and has served as past Chairman of The Alumni Association, Trustee and Member of the Accounting Department Advisory Board.

Stephen G. Schuler (50), Director of KCG, served as a director and was one of the founders and managers of GETCO. Mr. Schuler was a member of GETCO’s board of directors since the board’s formation in 2007 and served as chairman of the GETCO board since February 2012. He has more than 30 years of experience in trading and is a well-recognized leader in the financial industry. Prior to founding GETCO, Mr. Schuler spent 18 years on the floor of the Chicago Mercantile Exchange and became a member in 1984. He then served as the head of the Schuler Group, a brokerage firm focused on floor execution services, broker-assisted trading and electronic trading systems. Mr. Schuler is also one of the founders of the Good Heart, Work Smart Foundation, which contributes to charities such as the Special Olympics.

Laurie M. Shahon (61), Director of KCG, served on the Knight Capital Group, Inc. Board since July 2006. Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts. She previously held investment banking positions with Morgan Stanley and Salomon Brothers. Ms. Shahon received an A.B. in English and Political Science from Wellesley College in 1974 and an M.B.A. in Finance and International Business from Columbia University in 1976. She is a former Adjunct Professor of Finance at Columbia Business School. Ms. Shahon has served on the boards of several public companies over the past 20 years, including The Bombay Company, Inc. and Eddie Bauer Holdings, Inc.

Daniel V. Tierney (42), Director of KCG, served as a director and was one of the founders and managers of GETCO. Mr. Tierney has served as a member of GETCO’s board of directors since the board’s formation in 2007. Prior to founding GETCO, Mr. Tierney was a member of the Chicago Board of Options Exchange and traded with WST Trading and Third Millennium Trading. From 1993 through 1996, he worked with Ceres Trading, where he developed computerized trading strategies and traded equities, index futures and equity/index options. Mr. Tierney holds a B.A. in economics and finance from Bentley College. Mr. Tierney’s qualifications to serve on the Board of Directors include his senior leadership roles, his experience as a founder and manager of a global financial services firm and his significant knowledge and understanding of matters related to financial markets generally, and, in particular, electronic trading.

(e) Employment Agreement

Daniel Coleman

On the Effective Date, Mr. Coleman and KCG entered into an employment agreement (the “Employment Agreement”), which provides for Mr. Coleman’s employment as Chief Executive Officer of KCG for a term of three years from the Effective Date. During the term, the Board will continue to nominate Mr. Coleman to serve as a member of the Board unless prohibited by applicable law.

The Employment Agreement provides for, among other things: (1) an initial annual base salary of $1,000,000; (2) an annual incentive to be paid 80% in restricted stock units and 20% in cash, with a target of $5,000,000 (and, for 2013 only, a minimum of $1,000,000); (3) the grant of 1,700,000 performance stock options with an exercise price of the greater of the fair market value on the date of grant and $11.25; and (4) the grant of 1,700,000 performance stock appreciation rights with an exercise price of the greater of the fair market value on the date of grant and $22.50, in each case, that have five-year terms and that vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to continued employment.

Mr. Coleman will be subject to a covenant not to compete with KCG or its affiliates during his employment and for a period of 12 months following his termination for any reason and to a covenant not to solicit employees during his employment and for a period of 36 months following his termination for any reason. If Mr. Coleman breaches the non-competition or non-solicitation covenants, he must forfeit all unexercised performance stock options and unexercised performance stock appreciation rights (whether vested or unvested) and repay to KCG any gains that he received after the end of his employment both from the exercise of performance stock options and performance stock appreciation rights and from the vesting of any annual incentive paid in the form of equity. Following a “change in control” (as defined in the Employment Agreement), each of the non-competition period and non-solicitation period will be reduced to six months following his termination for any reason. Mr. Coleman’s obligation to comply with the non-competition and non-solicitation covenants survives the end of the term of the Employment Agreement.

If Mr. Coleman’s employment is terminated during the term of the Employment Agreement by KCG without “cause” or by Mr. Coleman for “good reason” (each as defined in the Employment Agreement), subject to his execution of a release, Mr. Coleman will be entitled to receive: (1) subject to compliance with non-competition and non-solicitation covenants described above, (A) continued vesting of his initial performance stock options and initial performance stock appreciation rights, (B) continued vesting of any annual incentive paid in the form of equity, and (C) non-compete/non-solicit payments equal, in the aggregate, to $2,000,000, paid in equal monthly installments over the course of his non-competition period described above; (2) any earned but unpaid annual incentive for the fiscal year ending immediately before termination, paid 100% in cash; (3) an annual incentive for the fiscal year in which the termination occurs, paid 100% in cash and prorated for the number of days elapsed during the year; and (4) payment of COBRA health insurance premiums for up to 12 months following termination. If Mr. Coleman’s employment is terminated after the term of the Employment Agreement by KCG without “cause” or by Mr. Coleman for “good reason”, Mr. Coleman will be entitled to receive, subject to the same terms outlined above, continued vesting of his initial performance stock options, his initial performance stock appreciation rights and any annual incentive paid in the form of equity and the non-compete/non-solicit payments.

Upon a resignation by Mr. Coleman without “good reason”, either during or after the term of the Employment Agreement: (1) subject to his execution of a release and his compliance with non-competition and non-solicitation covenants described above, (A) Mr. Coleman’s vested performance stock options and performance stock appreciation rights will remain exercisable for three months, (B) Mr. Coleman’s annual incentive paid in the form of equity that was earned during the term will continue to vest and (C) Mr. Coleman will be entitled to receive the non-compete/non-solicit payments described above (except that, during the term of the Employment Agreement, KCG may elect to waive the non-compete and non-solicit obligations and to not make these payments); and (2) Mr. Coleman will forfeit any unpaid annual incentives and any unvested performance stock options and stock appreciation rights. The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is filed as Exhibit 10.4 to this Form 8-K, and is incorporated by reference into this Item 5.02.

Thomas M. Joyce

KCG expects to enter into an agreement with Mr. Joyce with respect to his service as executive chairman.

Aircraft Timesharing Agreement

On the Effective Date, KCG entered into an Aircraft Timesharing Agreement with Mr. Coleman (“Aircraft Timesharing Agreement”) under which Mr. Coleman will lease and operate his personal aircraft on behalf of KCG on a nonexclusive basis. KCG has agreed to reimburse Mr. Coleman at the rate of $5,000 per flight hour, provided that such amount does not exceed the maximum amount permitted to be charged under Section 91.501(d) of the Federal Aviation Regulations, in which event the charge will be less. The amount charged in any single year shall not exceed $125,000 without the approval of the KCG Board. The Aircraft Timesharing Agreement has an initial term of one year and shall continue for additional periods of one year unless terminated by either party on thirty days written notice.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Aircraft Timesharing Agreement, which is filed as Exhibit 10.5 to this Form 8-K, and is incorporated by reference into this Item 5.02.

Equity Plan and Annual Incentive Plan

On the Effective Date, the Board renamed the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan, which was assumed by KCG in connection with the Mergers, the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan (the “Equity Plan”). As of the Effective Date, the number of shares reserved for issuance under the Equity Plan is 20,747,647 (based on a conversion ratio of one third of a share of KCG Class A Common Stock for each share of Knight Common Stock). In addition, there are 1,170,736 shares reserved for issuance with respect to outstanding equity-based awards under certain legacy Knight equity incentive plans filed as Exhibits 10.11 through 10.15 to this Form 8-K. In addition, on the Effective Date, the Board renamed the Knight Capital Group, Inc. 2009 Executive Incentive Plan, which was assumed by KCG in connection with the Merger, the KCG Holdings, Inc. Amended and Restated Executive Incentive Plan (the “Annual Incentive Plan”).

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Equity Plan and the Annual Incentive Plan, which are filed as Exhibits 10.6 and 10.7, respectively, to this Form 8-K, and are incorporated by reference into this Item 5.02.

Form of Equity Award Agreements

On the Effective Date, the Compensation Committee of the Board approved the forms of award agreement (the “Form Award Agreements”) for restricted stock units, stock options and stock appreciation rights under the Equity Plan, substantially in the form filed as Exhibit 10.8, Exhibit 10.9 and Exhibit 10.10 to this Current Report on Form 8-K, respectively, which may be used with or without Exhibit A thereto.

Recoupment Policy

On the Effective Date, the Board approved and adopted the KCG Holdings, Inc. Compensation Recoupment Policy (the “Recoupment Policy”), effective as of July 1, 2013. The Recoupment Policy provides that, in the event that KCG restates its financial statements, the Board may recoup certain incentive compensation paid to any employee who was an executive officer during the three-year period preceding the date of such restatement. The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Recoupment Policy, which is filed as Exhibit 10.16 to this Form 8-K, and is incorporated by reference into this Item 5.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) In accordance with the terms of the Merger Agreement, on June 28, 2013, the Board and Knight, as the sole stockholder of KCG at that time, approved and adopted the Amended and Restated Certificate of Incorporation of Knight Holdco, Inc. (the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”), each in substantially the form in which they had been attached as exhibits to the Joint Proxy Statement/Prospectus. Copies of the Charter and Bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference. A description of the rights of holders of KCG Common Stock is filed as Exhibit 99.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events

Below is a description of KCG’s capital stock, as well as a description of the registration rights agreement entered into in connection with the Mergers and a description of the KCG Warrants and related warrant agreement. The description of KCG capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Charter. Below is also a description of certain indebtedness of GETCO and Knight that was repaid and/or terminated on or prior to the Effective Date, in connection with the Mergers.

Description of KCG Capital Stock

Under the Charter, KCG is authorized to issue 1,040,000,000 shares of capital stock, consisting of 1,000,000,000 shares of KCG Class A Common Stock, 20,000,000 shares of Class B common stock, par value $0.01 per share (“KCG Class B Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share.

As of the Effective Date, there were no shares of KCG Class B Common Stock or preferred stock outstanding.

Common Stock

Dividend Rights

KCG is permitted to pay dividends if, as and when declared by the Board, subject to compliance with limitations imposed by the DGCL. The holders of KCG Class A Common Stock and KCG Class B Common Stock (collectively, “KCG Common Stock”) are entitled to receive and share equally in these dividends as they may be declared by the Board out of funds legally available for such purpose. If KCG issues preferred stock, the holders of such preferred stock may have a priority over the holders of the KCG Common Stock and with respect to dividends. KCG does not currently expect to pay dividends on its common stock.

Voting Rights

KCG Class A Common Stock votes as a single class on all matters on which stockholders are entitled to vote, and each share of KCG Class A Common Stock is entitled to cast one vote in person or by proxy on such matters. KCG Class B Common Stock has no voting rights. Holders of KCG Class A Common Stock do not have any right to cumulate votes in the election of directors. Directors are elected by a majority of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors at which a quorum is present. If KCG issues preferred stock, the holders of the preferred stock may also possess voting rights.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of KCG, whether voluntary or involuntary, the holders of KCG Common Stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of KCG available for distribution. If KCG issues preferred stock, holders thereof may have a priority over the holders of the KCG Common Stock in the event of liquidation or dissolution.

Preemptive Rights

Holders of KCG Common Stock are not entitled to any preemptive rights to subscribe for additional shares of KCG Common Stock nor are they liable to further capital calls or to assessments by KCG. Therefore, if additional shares are issued by KCG without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in KCG may be subject to dilution.

Transfer Agent and Registrar

The Transfer Agent and Registrar for KCG’s Class A Common Stock is Computershare Trust Company, N.A.

Listing

KCG’s Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol “KCG” and is expected to begin trading regular-way in the near future.

Preferred Stock

The Board is authorized to provide for the issuance of all or any shares of KCG preferred stock in one or more classes or series, and to fix for each such class or series rights such as voting powers.

Common Stock Registration Rights Agreement

Effective as of the closing of the Mergers, KCG entered into a registration rights agreement with the Daniel V. Tierney 2011 Trust, Serenity Investments, LLC and GA-GTCO Interholdco, LLC (the “Common Stock Registration Rights Agreement”). Under the terms of the Common Stock Registration Rights Agreement, among other things, KCG agrees to file with the SEC a shelf registration statement on Form S-3 covering resales by Daniel V. Tierney 2011 Trust, Serenity Investments, LLC and GA-GTCO Interholdco, LLC of the shares of KCG Class A Common Stock, KCG Warrants and shares of KCG Class A Common Stock issued upon exercise of the KCG Warrants (collectively, the “Registerable Securities”) to be received by them in the Mergers. Subject to the terms and conditions of the Common Stock Registration Rights Agreement, the Daniel V. Tierney 2011 Trust, Serenity Investments, LLC and GA-GTCO Interholdco, LLC may request to sell all or any portion of the Registrable Securities in one or more underwritten registered offerings pursuant to the shelf registration statement. The Common Stock Registration Rights Agreement also provides the Daniel V. Tierney 2011 Trust, Serenity Investments, LLC and GA-GTCO Interholdco, LLC with certain other customary demand registration rights and piggyback registration rights, in each case subject to the terms and conditions of the registration rights agreement. The description of the Common Stock Registration Rights Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Common Stock Registration Rights Agreement, which is incorporated herein by reference to Exhibit 4.2 to this Current Report on Form 8-K.

Warrant Agreement and Warrants

The KCG Warrants were issued pursuant to a Warrant Agreement, dated July 1, 2013, between KCG and Computershare Shareowner Services LLC, as warrant agent (the “Warrant Agreement”).

Exercise Price; Expiration

The Class A, Class B and Class C warrants issued as part of the merger consideration to holders of GA-GTCO and GETCO units in connection with the closing of the GA-GTCO Merger and the GETCO Merger, respectively, entitle holders to purchase shares of KCG Class A Common Stock, on a one-for-one basis, subject to adjustments as provided by the Warrant Agreement and summarized below. The Class A warrants are exercisable at an exercise price of $12.00 per share of KCG Class A Common Stock; the Class B warrants are exercisable at an exercise price of $13.50 per share of KCG Class A Common Stock; and the Class C warrants are exercisable at an exercise price of $15.00 per share of KCG Class A Common Stock, in each case, subject to adjustments as provided by the Warrant Agreement and summarized below. All or a portion of the KCG Warrants are exercisable at any time prior to (i) in the case of Class A warrants, July 1, 2017, (ii) in the case of Class B warrants, July 1, 2018 and (iii) in the case of Class C warrants, July 1, 2019. The following table sets forth information with respect to each class of warrants:

Class	Number of Warrants Issued	Exercise Price	Term
Class A	8,113,550	$12.00	4 years

Class B	8,113,502	$13.50	5 years

Class C	8,113,457	$15.00	6 years

Exercise

The KCG Warrants are permitted to be exercised pursuant to a “cashless exercise,” in which case the registered holder will receive a number of shares of KCG Class A Common Stock that is equal to the aggregate number of shares of KCG Class A Common Stock for which the KCG Warrants are being exercised less the number of shares of KCG Class A Common Stock that have an aggregate market price (as such term is defined in the Warrant Agreement) on the trading day on which such KCG Warrants are exercised that is equal to the aggregate exercise price for all such shares of KCG Class A Common Stock. The Warrant Agreement also provides that if KCG Warrants are exercised such that the aggregate exercise price would exceed the aggregate market price of the shares of KCG Class A Common Stock issuable upon exercise, the exercise will be null and void, no shares will be issued upon that exercise, and such KCG Warrants will continue in effect subject to their terms.

Adjustments to Prevent Dilution

The number of shares of KCG Class A Common Stock issuable upon exercise of a KCG Warrant, and the exercise price of such KCG Warrant, will be subject to adjustment in order to protect warrant holders from dilution in case of:

•	stock splits, subdivisions, reclassifications or combinations;

•	specified issuances of common shares or convertible securities;

•	certain distributions of securities, evidences of indebtedness, assets, rights or warrants;

•	specified share repurchases; and

•	cash dividends other than regular quarterly cash dividends

Listing of Common Stock Issuable upon Exercise of the Warrants

The KCG Warrants are not listed on any securities exchange. The shares of KCG Class A Common Stock issuable upon exercise of the KCG Warrants are listed as “reserved for issuance” on the New York Stock Exchange.

Effect of a Business Combination Transaction

In case of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of KCG’s stockholders or reclassification of the KCG Class A Common Stock (other than a reclassification that is otherwise provided for in the anti-dilution provisions of the Warrant Agreement), the warrant holder will upon exercise be entitled to receive, during the period specified by the KCG Warrant, an equivalent number of shares of common stock or other securities or property of the surviving entity that the holder would have been entitled to in such sale if the KCG Warrant had been exercised immediately prior to such transaction. Appropriate adjustments will be made to the KCG Warrant so that the right to exercise the KCG Warrant in exchange for any such shares of stock or other securities or property will remain substantially the same as prior to such transaction.

Transfer

At the option of the holder of a KCG Warrant, each KCG Warrant and all rights thereunder may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the registered holder, but only in accordance with the terms of the Warrant Agreement and in compliance with all applicable laws.

Warrant Rights

A KCG Warrant will not, prior to its exercise, confer upon its holder or such holder’s transferee, the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of KCG or any other matter, or any rights whatsoever as stockholders of KCG.

The description of the Warrant Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is incorporated herein by reference to Exhibit 4.3 to this Current Report on Form 8-K.

Repayment and Termination of Existing Indebtedness

In connection with the Mergers, on or prior to the Effective Date, GETCO and Knight have repaid or terminated the following previously outstanding indebtedness:

•

On May 7, 2013, Knight repaid all amounts outstanding under, and terminated, the Credit Agreement (the “Knight Term Credit Agreement”), dated as of June 29, 2011, among Knight, U.S. Bank, N.A., JPMorgan Chase Bank, N.A. and a consortium of banks, as amended. Knight used a portion of the proceeds received from a federal tax refund to repay the full $100,000,000 of loans outstanding under the Knight Term Credit Agreement. The borrowings under the Knight Term Credit Agreement were payable in full by June 27, 2014. There were no penalties for early termination.

•

On May 22, 2013, GETCO terminated the Loan Agreement (the “GETCO Loan Agreement”), dated as of June 30, 2011, by and between GETCO and Fifth Third Bank, as amended, in respect of which no amounts were outstanding as of March 31, 2013. The original termination date for the GETCO Loan Agreement was July 5, 2015. There were no penalties for early termination.

•

On June 26, 2013, the Amended and Restated Credit Agreement (the “Knight Revolving Credit Agreement”), dated as of June 27, 2012, among Knight Execution & Clearing Services LLC, Knight Capital Americas, L.P., Knight, U.S. Bank N.A., Bank of America, N.A., Bank of Montreal and JPMorgan Chase Bank, N.A., as amended, in respect of which no amounts were outstanding as of March 31, 2013, terminated in accordance with its terms.

•

On July 1, 2013, GETCO repaid all amounts outstanding under, and terminated, the 5.95% Senior Notes due October 15, 2018 (the “GETCO Notes”) of GETCO issued pursuant to that certain Note Purchase Agreement, dated as of October 25, 2011, with an outstanding amount of $15,000,000 as of March 31, 2013. The maturity date of the GETCO Notes was October 15, 2018. In connection with the early termination of the GETCO Notes, GETCO paid the sole holder of the GETCO Notes a make-whole premium of $2,962,407.84, in addition to the full outstanding principal amount of and accrued interest, fees and expenses on the GETCO Notes.

•

On July 1, 2013, that portion of the First Lien Credit Facility and the proceeds of the Senior Secured Notes that is needed to repurchase Knight’s 3.50% Cash Convertible Senior Subordinated Notes due 2015 (the “Convertible Notes”) in full at maturity was deposited in a cash collateral account under the sole dominion and control of the collateral agent under the First Lien Credit Facility. The release of the funds set aside to repurchase the Convertible Notes at maturity in the cash collateral account shall be subject to the absence of an event of default under the First Lien Credit Facility and the Senior Secured Notes, will serve as collateral for the First Lien Credit Facility and the Senior Secured Notes, and may be enforced against by the collateral agent under the First Lien Credit Facility or the Senior Secured Notes in the case of an event of default under the First Lien Credit Facility or the Senior Secured Notes. The funds in the cash collateral account will not secure the obligations of Knight to the holders of the Convertible Notes, and the holders of the Convertible Notes will have no right to claim against the funds in the cash collateral account. The Knight Cash Convertible Notes had a carrying amount of $342,500,000 as of March 31, 2013 and a par value of $375,000,000.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The audited financial statements of Knight Capital Group, Inc. and GETCO Holding Company, LLC required by this item are included as Exhibits 99.4 and 99.5 to this Current Report on Form 8-K.

The unaudited financial statements of Knight Capital Group, Inc. and GETCO Holding Company, LLC required by this item are included as Exhibits 99.6 and 99.7 to this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial information of KCG Holdings, Inc. required by this item is included as Exhibit 99.8 to this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2012 and amended and restated as of April 15, 2013, by and among GETCO Holding Company, LLC, GA-GTCO, LLC, Knight Capital Group, Inc., Knight Holdco, Inc., Knight Acquisition Corp, GETCO Acquisition, LLC and GA-GTCO Acquisition, LLC (exhibits excluded).

3.1	Amended and Restated Certificate of Incorporation of KCG Holdings, Inc.

3.2	Amended and Restated Bylaws of KCG Holdings, Inc.

4.1	Form of Certificate of Class A Common Stock of KCG Holdings, Inc.

4.2	Registration Rights Agreement, dated July 1, 2013, among KCG Holdings, Inc., Daniel V. Tierney 2011 Trust, Serenity Investments, LLC and GA-GTCO Interholdco, LLC.

4.3	Warrant Agreement, dated July 1, 2013, between KCG Holdings, Inc and Computershare Shareowner Services LLC.

4.4	Form of Class A Warrant Certificate (included in Exhibit 4.3)

4.5	Form of Class B Warrant Certificate (included in Exhibit 4.3)

4.6	Form of Class C Warrant Certificate (included in Exhibit 4.3)

4.7	Indenture (the “Senior Secured Indenture”), dated June 5, 2013, between GETCO Escrow Financing LLC and the Trustee in connection with the 8.250% senior secured notes due 2018 in the aggregate principal amount of $305,000,000.

4.8	First Supplemental Indenture, dated July 1, 2013, by and between KCG Holdings, Inc. and The Bank of New York Mellon, as trustee (the “Trustee”), amending the Senior Secured Indenture.

4.9	Second Supplemental Indentures, dated July 1, 2013, by KCG Holdings, Inc., certain guarantors and the Trustee, amending the Senior Secured Indenture.

4.10	Registration Rights Agreement (the “Original Senior Secured Registration Rights Agreement”), dated June 5, 2013, between GETCO Escrow Financing LLC and Jefferies LLC as representative of the initial purchasers of the 8.250% senior secured notes due 2018 in the aggregate principal amount of $305,000,000.

4.11	Joinder, dated July 1, 2013, by KCG Holdings Inc. and certain guarantors to the Original Senior Secured Registration Rights Agreement.

4.12	Intercreditor Agreement, dated July 1, 2013, by and among KCG Holdings, Inc., certain guarantors, Jefferies Finance LLC, as first lien collateral agent, and the Indenture Trustee, as second lien collateral agent.

10.1	Credit Agreement, dated July 1, 2013, by and among KCG Holdings, Inc., the lenders party thereto, Jefferies Finance LLC, as documentation agent, administrative agent, collateral agent and syndication agent, and Jefferies Finance LLC and Goldman Sachs Bank USA, as arrangers and book managers.

10.2	Master Agreement to Lease Equipment, dated as of October 30, 2009, between Global Colocation Services LLC and Cisco Systems Capital Corporation.

10.3	Guaranty of GETCO Holding Company, LLC under the Master Agreement to Lease Equipment, dated as of October 30, 2009

10.4	Employment Agreement, dated as of July 1, 2013, by and between KCG Holdings, Inc. and Daniel Coleman.

10.5	Aircraft Timesharing Agreement, dated as of July 1, 2013, by and between KCG Holdings, Inc. and Daniel Coleman.

10.6	KCG Holdings, Inc. Amended and Restated Equity Incentive Plan.

10.7	KCG Holdings, Inc. Amended and Restated Executive Incentive Plan.

10.8	KCG Holdings, Inc. Amended and Restated Equity Incentive Plan – Form of Restricted Stock Unit Agreement.

10.9	KCG Holdings, Inc. Amended and Restated Equity Incentive Plan – Form of Employee Stock Option Agreement.

10.10	KCG Holdings, Inc. Amended and Restated Equity Incentive Plan – Form of Employee Stock Appreciation Right Agreement.

10.11	Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan

10.12	Knight Capital Group, Inc. 2006 Equity Incentive Plan

10.13	Knight Capital Group, Inc. 2003 Equity Incentive Plan

10.14	Knight Capital Group, Inc. 1998 Long Term Incentive Plan

10.15	Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan

10.16	KCG Holdings, Inc. Compensation Recoupment Policy.

99.1	Press Release, dated July 1, 2013.

99.2	Registration Statement on Form S-4 filed by KCG Holdings, Inc. on May 24, 2013 (incorporated by reference to the Registration Statement on Form S-4 filed by KCG Holdings, Inc. on May 24, 2013) (Registration No. 333-186624).

99.3	Description of the Rights of Holders of KCG Common Stock.

99.4	Audited consolidated statements of financial condition of Knight Capital Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in convertible preferred stock and equity, comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2012, and the related notes and report of independent registered public accounting firm related thereto.

99.5	Audited consolidated statements of financial condition of GETCO Holding Company, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, liabilities subordinated to claims of general creditors, members’ equity, and cash flows for each of the three years in the period ended December 31, 2012, and the related notes and report of independent auditor’s related thereto.

99.6	Unaudited consolidated statement of financial condition of Knight Capital Group, Inc. and subsidiaries as of March 31, 2013 and December 31, 2012, the unaudited consolidated statements of operations, comprehensive (loss) income, and cash flows for the three months ended March 31, 2013 and March 31, 2012, and the unaudited consolidated statement of changes in convertible preferred stock equity for the three months ended March 31, 2013, and the related notes thereto.

99.7	Unaudited consolidated statement of financial condition of GETCO Holding Company, LLC and subsidiaries as of March 31, 2013 and March 31, 2012, the unaudited consolidated statements of comprehensive income and cash flows for the three months ended March 31, 2013 and March 31, 2012, and the unaudited consolidated statement of members’ equity for the three months ended March 31, 2013 and March 31, 2012, and the related notes thereto.

99.8	Unaudited pro forma condensed combined consolidated financial information of KCG Holdings, Inc. as of March 31, 2013 and for the three months ended March 31, 2013 and for the year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCG Holdings, Inc.

(Registrant)

Date: July 1, 2013	By:	/s/ John McCarthy
	Name:	John McCarthy

	Title:	General Counsel and Corporate Secretary